                                                                    Exhibit 99.1

                                                                    MANORCARE
                                                                    News Release

FOR IMMEDIATE RELEASE

CONTACT:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail:  gmeyers@hcr-manorcare.com

             MANOR CARE DECLARES ITS FIRST QUARTERLY CASH DIVIDEND;
                         REPORTS SECOND-QUARTER EARNINGS

      TOLEDO, Ohio, July 25, 2003 -- Manor Care, Inc. (NYSE:HCR) declared today that it will pay a quarterly cash dividend of 12.5 cents per share of common stock. The dividend is payable August 20, 2003 to shareholders of record on August 7, 2003. The cash dividend payment is the first in the company's history. Related to this announcement, the company plans to voluntarily increase the cash coupon on its 20-year Convertible Senior Notes.

       Manor Care also announced that 2003 second-quarter net income was $18.9 million, or 21 cents per share. These results include three significant items and expenses which are described below. Revenues in the 2003 second quarter were $751 million, an increase of $22 million compared to the prior-year quarter.

      Earnings per share in the 2003 second quarter were affected by a $5.2 million after-tax reserve for a proposed settlement of a review of certain Medicare cost reports related to the former Manor Care, Inc. dating to 1992 amounting to 6 cents per share, and a largely non-cash adjustment of $4.7 million after-tax related to employee split-dollar insurance changes resulting in a charge of 5 cents per share.

      In addition, second-quarter results include unusually high costs related to the expense of stock appreciation rights (SARs) that resulted from the 30 percent increase in the market price of the company's stock during the quarter. The expense related to

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Manor Care Reports Earnings, Page 2

this stock-related compensation was 4 cents per share higher than in any quarter in the past two years.

      For the six months, revenues were $1.48 billion, compared to $1.44 billion for the first six months of 2002. Net income was $50 million, or 54 cents per share, compared with $70 million, or 69 cents per share, a year ago.

      Paul A. Ormond, Manor Care chairman, president and CEO, said, "We are pleased with our accelerating normalized run rate driven by our continued substantial cash generation and our operational strengths during the 2003 second quarter. Occupancy in our skilled nursing centers is at a three-year high, with our Medicare, private pay and managed care revenues moving up sequentially. Revenues and earnings from our home health care and hospice business remained on a double-digit growth path.

      "During the quarter, we generated $113 million of cash flow from operations. Our ability to generate significant operating cash flow enabled us to reinvest in our business units and repurchase shares of our stock. During the first six months of this year, we repurchased $126 million or nearly 7 percent of our shares outstanding, at an average price of $20 per share, and this followed our having repurchased 7 percent of our shares in 2002. Approximately $110 million of board authority remains for repurchasing shares. During the quarter, we completed four nursing center expansions, started five more, and now have 16 expansions under way. In addition, we began construction of a new 120-bed nursing center, acquired a rehabilitation therapy clinic and three home health/hospice businesses, and sold three nursing centers.

      "The change in the tax law this year increased the attractiveness of dividend payouts in providing investment return to shareholders similar to stock repurchases. The strength of our operating cash flow enables us to now provide value to shareholders both through a dividend payout and share repurchase, while also continuing to provide us with cash to finance reinvestment in our operations and to make acquisitions. The company currently intends to declare and pay regular quarterly cash dividends; however, there can be no assurance that any dividends will be declared or paid in the future.

      "Cost trends continued to be favorable," Mr. Ormond said. "Wage rate increases remained below 5 percent, and agency usage in the first six months of 2003 had a run rate of less than

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Manor Care Reports Earnings, Page 3

half of what it was last year. General liability claims activity continued essentially stable with the activity of the past two years, but like other health care providers, we experienced a sizable increase in insurance rates with our second-quarter renewals. This, combined with assumptions from our semiannual independent actuarial review of claims experience, resulted in our increasing our future liability and insurance accruals about 20 percent above what they were the past year, the same rate of increase we had in 2002. On the plus side are the serious efforts under way to enact tort reform. Texas passed landmark legislation that will more appropriately address patient liability issues, and Florida legislators are clearly focused on implementing meaningful tort reform, as well. Several other state legislatures are also showing they recognize the seriousness of this issue. In addition, efforts are ongoing to enact national tort reform."

      The 2003 second quarter also was marked by Standard & Poor's reaffirming Manor Care's investment grade debt rating and the company putting in place a new financing package to replace its expiring credit facility. A three-year $200 million bank credit facility was negotiated with a group of banks. In addition, Manor Care completed the sale of $200 million of 10-year Senior Notes with a 6.25% coupon and the sale of $100 million of 2.125% 20-year Convertible Senior Notes.

      The company plans to provide holders of its Convertible Senior Notes with a value adjustment to address the fact that these investors will not otherwise participate in the common stock dividend. Manor Care plans to increase the cash coupon on its 20-year Convertible Senior Notes by 50 basis points per annum through 2008, from 2.125 percent to 2.625 percent, effective August 20, 2003.

      Three significant items had an impact on earnings for the quarter. Manor Care agreed in principle to resolve a review of certain Medicare cost reports filed by facilities of the former Manor Care, Inc. prior to the implementation of the prospective payment system. This review, which was conducted by the Department of Justice and the Office of Inspector General of the Department of Health and Human Services, focused primarily on nursing cost allocations made in reliance upon instructions from the facilities' Medicare fiscal intermediary for the period 1992-1998. While the company believes the former Manor Care facilities were fully entitled to the reimbursement they received for these allocations, the agreement in principle, if ultimately approved and executed by all parties, will resolve any uncertainty over potential liability to the Medicare program. Manor Care has established an $8.4 million reserve to cover the amount the company has agreed to pay in the settlement. Manor

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Care has fully cooperated with the Department of Justice throughout the review.
No complaint has been filed, nor has any subpoena been issued to the company related to this matter. This agreement in principle is subject to final approvals within the Department of Justice and to negotiation of a definitive settlement agreement. Manor Care expects the settlement to be completed in the third quarter.

      Also during the quarter, Manor Care determined that an additional charge needed to be taken based on the restructuring of employee split-dollar insurance arrangements as a result of the impact of the Sarbanes-Oxley Act and recent tax law changes on the funding requirements of these arrangements. There was no change in the associated employee benefits.

      In addition, the results for the second quarter include unusually high costs related to the expensing of stock-related compensation. During the past three years, Manor Care has awarded stock appreciation rights (SARs) to more than 1,500 non-executive employees annually based on the company's performance. Each month the change in value of the SARs to employees, based on stock price appreciation, is expensed on the income statement. During the second quarter, the expense for these SARs was more than three times as high as any previous quarter, approximating $7 million, or 5 cents per share, due to the more than 30 percent increase in the market price of the company's stock.

      The Centers for Medicare & Medicaid Services (CMS) made several announcements during the quarter, which should bode well for Medicare reimbursement going forward. First, CMS said it would not implement case-mix refinements at least until fiscal 2005, which extends about $1 billion in reimbursement add-ons. At the same time, CMS recommended a 2.9 percent market basket adjustment increase in Medicare payment rates for fiscal year 2004. The increase will result in nearly $400 million more in Medicare payments to skilled nursing centers. Then in June, CMS announced a proposal to increase nursing center Medicare reimbursement by an additional 3.26 percent, or $450 million, beginning on October 1.

      The 2003 second-quarter impact of the reduction in Medicare reimbursement
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Manor Care Reports Earnings, Page 5

was effective October 1, 2002 was approximately $15 million. The corrections proposed by CMS should add back about one-third of what was lost by most providers last year when the new PPS rates went into effect. Medicaid rates were up approximately 6 percent during the second quarter compared with the 2002 second quarter, but Manor Care expects that Medicaid rates in the third quarter are likely to be up only 2 percent compared with the prior year because of the difficult budgeting situations in most states across the country.

      "The environment we work in is a challenging one, but we continue to show that we can succeed in spite of these challenges," Mr. Ormond said. "We are encouraged by the proposals to increase Medicare reimbursement and that there is a growing understanding that Medicaid funding needs to be similarly addressed. Focus needs to be maintained on enacting sensible tort reform, and the recent actions in several key states recognize the seriousness of this issue. A wide variety of actions are constantly at work within our company to improve quality; hire, train and retain qualified employees; grow census; and manage costs. It is this daily commitment by our employees in support of our growth strategies that will keep us moving forward."

      At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss the company's results and performance for the 2003 second quarter. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen to the company's discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care's website www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 1527233. A recording of the call will also be available on Manor Care's website.

      Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company's 61,000 employees provide high-quality care for patients, residents and clients through a network of more than 500 long-term care centers, assisted living facilities, outpatient

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rehabilitation clinics, and home health care and hospice offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

      Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management's beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, changes in current trends in the cost and volume of general and professional liability claims, and our ability to complete the settlement with the Department of Justice. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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Manor Care Reports Earnings, page 7


Manor Care, Inc.
Consolidated Statements of Income (unaudited)

------------------------------------------------------------------------------------------------------------------------------
                                                             Three months ended June 30,         Six months ended June 30,
                                                               2003             2002              2003              2002
------------------------------------------------------------------------------------------------------------------------------
                                                                          (In thousands, except per share data)
Revenues                                                       $ 750,586        $ 728,435        $1,481,106        $1,444,422
Expenses
    Operating                                                    633,024          603,467         1,244,511         1,193,797
    General and administrative                                    46,637           30,421            77,346            60,348
    Depreciation and amortization                                 31,863           31,587            63,537            63,356
    Asset impairment                                                               24,876                              24,876
                                                           --------------   --------------   ---------------   ---------------
                                                                 711,524          690,351         1,385,394         1,342,377
                                                           --------------   --------------   ---------------   ---------------
Income before other income (expenses) and income taxes            39,062           38,084            95,712           102,045

Other income (expenses):
    Interest expense                                             (11,317)          (9,388)          (20,192)          (19,332)
    Gain on sale of assets                                         2,134           31,197             2,323            30,253
    Equity in earnings of affiliated companies                     1,599            1,137             3,140             1,873
    Interest income and other                                        431              273             1,132               882
                                                           --------------   --------------   ---------------   ---------------
    Total other income (expenses), net                            (7,153)          23,219           (13,597)           13,676
                                                           --------------   --------------   ---------------   ---------------
Income before income taxes                                        31,909           61,303            82,115           115,721
Income taxes                                                      12,990           23,295            32,068            43,974
                                                           --------------   --------------   ---------------   ---------------
Income before cumulative effect                                   18,919           38,008            50,047            71,747
Cumulative effect of change in accounting for goodwill                                                                 (1,314)
                                                           --------------   --------------   ---------------   ---------------
Net income                                                      $ 18,919         $ 38,008          $ 50,047          $ 70,433
                                                           ==============   ==============   ===============   ===============
Earnings per share -basic:
    Income before cumulative effect                                $ .21            $ .38             $ .55             $ .72
    Cumulative effect                                                                                                    (.01)
                                                           --------------   --------------   ---------------   ---------------
    Net income                                                     $ .21            $ .38             $ .55             $ .70 (a)
                                                           ==============   ==============   ===============   ===============
Earnings per share - diluted:
    Income before cumulative effect                                $ .21            $ .38             $ .54             $ .71
    Cumulative effect                                                                                                    (.01)
                                                           --------------   --------------   ---------------   ---------------
    Net income                                                     $ .21            $ .38             $ .54             $ .69 (a)
                                                           ==============   ==============   ===============   ===============
Weighted average shares:
    Basic                                                         89,158           99,109            91,396           100,096
    Diluted                                                       90,433          100,561            92,456           101,348

(a) Doesn't add due to rounding


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Manor Care Reports Earnings, page 8
Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

----------------------------------------------------------------------------------------------------------
                                                                      June 30,               December 31,
                                                                        2003                    2002
----------------------------------------------------------------------------------------------------------
                                                                             (In thousands)
Cash                                                                 $    76,503               $    30,554
Other current assets                                                     469,285                   480,263
Property and equipment                                                 1,524,586                 1,534,339
Other                                                                    266,633                   261,776
                                                                ----------------         -----------------
Total assets                                                         $ 2,337,007               $ 2,306,932
                                                                ================         =================

Current liabilities                                                  $   415,278               $   641,864
Long-term debt                                                           664,493                   373,112
Other long-term liabilities                                              315,807                   275,909
Shareholders' equity                                                     941,429                 1,016,047
                                                                ----------------         -----------------
Total liabilities and shareholders' equity                           $ 2,337,007               $ 2,306,932
                                                                ================         =================
Shares outstanding                                                        88,991                    95,052
YTD shares repurchased $126.0 million                                      6,282




Selected Statistics (unaudited)
----------------------------------------------------------------------------------------------------------
                                                                               Quarter ended June 30,
                                                                           2003                      2002
----------------------------------------------------------------------------------------------------------
Occupancy                                                                     88%                      88%
Revenue allocation:
    Private and other                                                         35%                      36%
    Medicare                                                                  32%                      32%
    Medicaid                                                                  33%                      32%
    Quality Mix                                                               67%                      68%
Per Diems:
    Private and other (excluding assisted living)                         $188.66                  $180.60
    Private and other (assisted living)                                   $104.30                   $99.97
    Medicare                                                              $311.19                  $334.41
    Medicaid                                                              $131.29                  $122.99

Number of Facilities:
    Skilled nursing facilities                                                293                      297
    Assisted living facilities:
        Springhouses                                                           16                       16
        Arden Courts                                                           54                       54
                                                                               --                       --
        Total                                                                  70                       70
                                                                               ==                       ==

Number of Beds:
    Skilled nursing facilities                                             40,840                   41,223
    Assisted living facilities                                              5,459                    5,494

Outpatient therapy clinics                                                     91                       94
Home health offices                                                            88                       88

Skilled nursing facility wage rate increases
  second quarter 2003 to 2002                                                  4%

Cash flow from operations (in millions):                                     $113                      $29

Capital Expenditures (in millions):
    Maintenance and renovations                                               $19                      $18
    New construction                                                           $5                       $5


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